VP/#73693270.1 Aristotle Pacific Enhanced CLO Income Fund Alyssa M. Bernard, Secretary Christopher D. Christian, Esq. Dechert LLP One International Place, 40th Floor 100 Oliver615 East Michigan Street Boston, MA 02110 Milwaukee, Wisconsin 53202 (617414) 728-7173516-1681 alyssa.bernard@usbank.com William J. Bielefeld, Esq. Dechert LLP 1900 K Street, N.W. Washington, D.C. 20006 (202) 261-3386 Aaron D. Withrow, Esq. Dechert LLP 1900 K Street, N.W. Washington, D.C. 20006 (202) 261-3442 File No. 812-15612812-[•] AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2025 U.S. SECURITIES AND EXCHANGE COMMISSION On August 16, 2024 WASHINGTON, D.C. 20549 FIRST AMENDED AND RESTATED APPLICATION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “ACT”) FOR AN ORDER GRANTING CERTAIN EXEMPTIONS FROM THE PROVISIONS OF SECTIONS 18(a)(2), 18(c) AND 18(i) THEREUNDER AND PURSUANT TO SECTIONS 6(c) AND 23(c) OF THE ACT FOR AN ORDER GRANTING CERTAIN EXEMPTIONS FROM RULE 23c-3 THEREUNDER AND PURSUANT TO SECTION 17(d) OF THE ACT AND RULE 17d-1 THEREUNDER FOR AN ORDER PERMITTING CERTAIN ARRANGEMENTS.* EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d) In the Matter of: Aristotle Pacific Enhanced CLO Income Fund 615 East Michigan Street Milwaukee, Wisconsin 53202 Wellington Global Multi-Strategy Fund Wellington Management Company LLP Aristotle Pacific Capital, LLC 840 Newport Center Drive, 7th Floor Newport Beach, California 92660 PLEASE SEND ALL COMMUNICATIONS AND ORDERS TO:

VP/#73693270.1 WITH A COPYCOPIES TO: Joseph M. Mannon Vedder Price P.C. 222 N. LaSalle Street Chicago, Illinois 60601 (312) 609-7883 jmannon@vedderprice.com This Application (including Exhibits) contains 61 pages *This amended and restated application is being filed solely for the purpose of filing the marked copies of the application pursuant to Rule 0-5(e) of the Act. There are no other changes in this amendment from the initial application filed on August 13, 2024. THIS APPLICATION (INCLUDING EXHIBITS) CONTAINS 82 PAGES Deborah Bielicke Eades Vedder Price P.C. 222 N. LaSalle Street Chicago, Illinois 60601 Wellington Management Company LLP Gregory S. Konzal 280 Congress Street Boston, MA 02210 (617)-951-5000(312) 609-7661 deades@vedderprice.com

-i- VP/#73693270.1 DISCUSSION 6 Other Provisions 2 4 A. Background 6 III. TABLE OF CONTENTS Page B. EXEMPTIONS REQUESTED Multiple Classes of Shares — Exemptions from Sections 18(a)(2), 18(c) and 18(i) under the Act 9 5 I. C. A. Early Withdrawal Charge 13 A. Aristotle Pacific Enhanced CLO Income Fund D. The Multi-Class System Waivers of Early Withdrawal Charges THE PROPOSAL 16 5 3 E. Asset-Based Distribution and/or Service Fees 17 B. VI. 1 APPLICANTS’ CONDITION Early Withdrawal Charges 19 6 VII. CONCLUSION 19 B. EXHIBIT A A-1 C. Aristotle Pacific Capital, LLC EXHIBIT B Asset-Based Distribution and/or Service Fees B-1 6 EXHIBIT C 4 C-1 I. THE PROPOSAL 1 II. STATEMENT OF FACTS 2 A. Wellington Global Multi-Strategy Fund (the “Initial Fund”) 2 B. Wellington Management Company LLP 3 C. Other Provisions 3 III. EXEMPTIONS REQUESTED 4 A. The Multi-Class System 4 B. Early Withdrawal Charge 4 C. Asset-Based Distribution and/or Service Fees 5 IV. COMMISSION AUTHORITY 5 V. DISCUSSION 5 A. Background 5 II. IV. COMMISSION AUTHORITY Page 6 STATEMENT OF FACTS V. C.

ii-- VP/#73693270.1 VP/#71429071.6 B. Multiple Classes of Shares — Exemptions from Sections 18(a)(2), 18(c) and 18(i) under the Act 7 C. Early Withdrawal Charge 10 D. Waivers of Early Withdrawal Charges 12 E. Asset-Based Distribution and/or Service Fees 13 VI. APPLICANTS’ CONDITION 14 VII. CONCLUSION 15

VP/#73693270.1 EXHIBITS Exhibit A — Resolutions of the Sole Initial Trustee of Wellington Global Multi-Strategy Fund Exhibit B — Verifications of the Applicants Exhibit C — Marked copies of the Application showing changes from the final versions of the two applications identified as substantially identical under Rule 0-5(e)(3)

1 UNITED STATES OF AMERICA BEFORE THE SECURITIES AND EXCHANGE COMMISSION FIRST AMENDED AND RESTATED APPLICATION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “ACT”) FOR AN ORDER GRANTING CERTAIN EXEMPTIONS FROM THE PROVISIONS OF SECTIONS 18(a)(2), 18(c) AND 18(i) THEREUNDER AND PURSUANT TO SECTIONS 6(c) AND 23(c) OF THE ACT FOR AN ORDER GRANTING CERTAIN EXEMPTIONS FROM RULE 23c-3 THEREUNDER AND PURSUANT TO SECTION 17(d) OF THE ACT AND RULE 17d-1 THEREUNDER FOR AN ORDER PERMITTING CERTAIN ARRANGEMENTS I. THE PROPOSAL Wellington Global Multi-StrategyAristotle Pacific Enhanced CLO Income Fund (the “Initial Fund”) is a newly organized Delaware statutory trust that is registered under the Act and that will operate as a continuously offered, non-diversified, closed-end management investment company that will be operated as an interval fund pursuant to Rule 23c-3 under the Act. Wellington Management Company LLPAristotle Pacific Capital, LLC (the “Adviser”) will serve as the Initial Fund’s investment adviser. The Initial Fund and the Adviser are referred to herein as the “Applicants.” The Applicants hereby seek an order (the “Order”) from the U.S. Securities and Exchange Commission (the “Commission”) (i) pursuant to Section 6(c) of the Act for an exemption from Sections 18(a)(2), 18(c) and 18(i) of the Act; (ii) pursuant to Sections 6(c) and 23(c) of the Act, for an exemption from Rule 23c-3 under the Act and (iii) pursuant to Section 17(d) of the Act and Rule 17d-1 under the Act to permit the Initial Fund to issue multiple classes of shares and to impose early withdrawal charges (“EWCs”) and asset-based distribution and/or service fees with respect to certain classes. Applicants request that the Order also apply to any continuously offered registered closed-end management investment company that has been previously organized or that may be organized in the future for which the Adviser or any entity controlling, controlled by, or under common control with the Adviser, or any successor in interest to any such entity,1 acts as investment adviser and that operates as an interval fund pursuant to Rule 23c-3 under the Act or provides periodic liquidity with respect to its shares pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange IN THE MATTER OF: WELLINGTON GLOBAL MULTI-STRATEGYARISTOTLE PACIFIC ENHANCED CLO INCOME FUND ANDand WELLINGTON MANAGEMENT COMPANY LLP ARISTOTLE PACIFIC CAPITAL, LLC Investment Company Act of 1940 File No. 812-15612812-[•] EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d). 1 A successor in interest is limited to an entity that results from a reorganization into another jurisdiction or a change in the type of business organization.

2 The Initial Fund filed an initial registration statement on Form N-2 (“Initial Registration Statement”) on June 14November 3, 20242025, which has not yet been declared effective by the Commission, seeking to register threetwo classes of beneficial interest, “Class I Shares,” “Class M Shares,” and “Class A Shares,” under the Act and the Securities Act of 1933, as amended (the “Securities Act”), each with its own fee and expense structure.2 If the requested relief is granted, the Initial Fund anticipates making a continuous public offering of its Class I, Class M Common Shares and Class AI-2 Common Shares. Additional offerings by any Fund relying on the Order may be on a private placement or public offering basis. If the Initial Fund’s Initial Registration Statement is declared effective prior to receipt of the requested relief, the Initial Fund will only offer one class of shares, the Class I Common Shares, until receipt of the requested relief. Shares of the Funds will not be listed on any securities exchange, nor quoted on any quotation medium, and the Funds do not expect there to be a secondary trading market for their shares. It is currently contemplated that the Initial Fund’s Class I Shares will not be subject to certain expenses such as distribution and/or service fees. The Initial Fund’s Class A Shares mayIf the requested relief is granted, I-2 Shares of the Initial Fund will be subject to other expenses, including aan asset-based distribution and service fee and a front-end sales charge. The Initial Fund’s Class M Shares may be subject to other expenses such as distribution and/or service fees. The Initial Fund may impose EWCs. of up to 0.75% on an annualized basis of the aggregate net assets of the Initial Fund attributable to I-2 Shares as compensation to the Fund’s distributor or other qualified recipients. With respect to the 0.75% distribution and/or service fees, 0.25% is characterized as a “shareholder service fee” and the remaining portion is characterized as a “distribution fee.” The Funds may in the future offer additional classes of Shares and/or another sales charge, fee or expense structure. Shares of the Funds will not be listed on any securities exchange, nor quoted on any quotation medium, and the Funds do not expect there to be a secondary trading market for their shares. Applicants represent that any asset-based distribution and/or service fees for each class of shares of the Funds will comply with the provisions of the Financial Industry Regulatory Authority (Rule 2341(d) (the “FINRA Sales Charge Rule”). All references in the application to the FINRA Sales Charge Rule include any Financial Industry Regulatory Authority successor or replacement rule to the FINRA Sales Charge Rule. II. STATEMENT OF FACTS Act”) (each, a “Future Fund,” and together with the Initial Fund, the “Funds”). Any of the Funds relying on this relief in the future will do so in compliance with the terms and conditions of this amended and restated application (the “Application”). Applicants represent that each entity presently intending to rely on the requested relief is listed as an Applicant. 2 The Initial Registration Statement was filed under SEC filer number 333-280239File Nos. 811-24133 and 333-291220.

3 The Initial Fund has adopted a fundamental policy to repurchase a specified percentage of its shares at the per-class net asset value on a quarterly basis. Such repurchase offers will be conducted pursuant to Rule 23c-3 under the Act.3 In order to rely on the requested relief, a Future Fund will adopt fundamental investment policies in compliance with Rule 23c-3 and make periodic repurchase offers to its shareholders or will provide periodic liquidity with respect to its shares pursuant to Rule 13e-4 under the Exchange Act. Any repurchase offers made by the Funds will be made to all holders of shares of each such Fund. Each Fund operating as an interval fund pursuant to Rule 23c-3 under the Act may offer its shareholders an exchange feature under which the shareholders of the Fund may, in connection with such Fund’s periodic repurchase offers, exchange their shares of the Fund for shares of the same class of (i) registered open-end investment companies, or (ii) other registered closed-end investment companies that comply with Rule 23c-3 under the Act and continuously offer their shares at net asset value, that are in the Fund’s group of investment companies (collectively, the “Other Funds”). Shares of a Fund operating pursuant to Rule 23c-3 that are exchanged for shares of Other Funds will be included as part of the repurchase offer amount for such Fund as specified in Rule 23c-3 under the Act. Any exchange option will comply with Rule 11a-3 under the Act, as if the Fund were an open-end investment company subject A. Wellington Global Multi-StrategyAristotle Pacific Enhanced CLO Income Fund (the “Initial Fund”) The Initial Fund has filed a Notification of Registration filed pursuant to Section 8(a) of the Act on Form N-8A and an Initial Registration Statement on Form N-2 seeking to register Class I, Class M Common Shares and Class AI-2 Common Shares under the Act and under the Securities Act. As of the date of the filing of this Application, the Initial Fund’s Initial Registration Statement has not yet been declared effective by the Commission. The Initial Fund is a Delaware statutory trust. The Initial Fund is a non-diversified, closed-end investment company that will operate as an interval fund pursuant to Rule 23c-3 under the Act. The Initial Fund’s investment objective is to seek to generate consistent and positiveachieve attractive risk-adjusted returns across market cycles. The Initial Fund will seekseeks to achieve its investment objective by taking varying positions in three principal strategies: equity long/short, macro and fixed income, and credit.objective primarily by investing in collateralized loan obligations (“CLOs”). The Initial Fund’s investments in CLOs will include the rated senior tranches and mezzanine tranches, the unrated subordinated tranche, and CLO warehousing facilities of broadly syndicated U.S.-dollar-denominated CLOs. The Initial Fund’s address is 280 Congress615 East Michigan Street, Boston, MA 02210Milwaukee, Wisconsin 53202. If the relief requested herein is granted, the Initial Fund intends to offer Class I, Class M Common Shares and Class AI-2 Common Shares pursuant to a continuous public offering as discussed above. 3 Rule 23c-3 and Regulation M under the Exchange Act permit an interval fund to make repurchase offers to repurchase its shares while engaging in a continuous offering of its shares pursuant to Rule 415 under the Securities

4 C. Other Provisions From time to time, the Initial Fund may create additional classes of shares, the terms of which may differ from Class I, Class M Common Shares and Class AI-2 Common Shares pursuant to and in compliance with Rule 18f-3 under the Act. Each Fund will allocate all expenses incurred by it among the various classes of shares based on the net assets of that Fund attributable to each such class, except that the net asset value and expenses of each class will reflect the expenses associated with the distribution plan of that class (if any), service fees attributable to that class (if any), including transfer agency fees, and any other incremental expenses of that class. Incremental expenses of a Fund attributable to a particular class are limited to (i) incremental transfer agent fees identified by the transfer agent as being attributable to that class of shares; (ii) printing and postage expenses relating to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of that class of shares; (iii) federal registration fees incurred with respect to shares of that class of shares; (iv) blue sky fees incurred with respect to sales of that class of shares; (v) expenses of administrative personnel and services as required to support the to Rule 11a-3. In complying with Rule 11a-3, each Fund will treat an EWC as if it were a contingent deferred sales load (“CDSL”).4 B. Wellington Management Company LLPAristotle Pacific Capital, LLC The Adviser is a Delaware limited liability partnershipcompany and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser serveswill serve as the Initial Fund’s investment adviser pursuant to an advisory agreement (the “Investment Management Agreement”). Prior to the Initial Fund’s commencement of operations, the Investment Management Agreement will be approved by the Initial Fund’s Board of Trustees (the “Board”), including a majority of the trustees who are not “interested persons” (as defined in Section 2(a)(19) of the Act) of the Initial Fund and by the Initial Fund’s original sole shareholder, in the manner required by Sections 15(a) and (c) of the Act. The Applicants are not seeking any exemptions from the provisions of the Act with respect to the Investment Management Agreement. Under the terms of the Investment Management Agreement, and subject to the authority of the Board, the Adviser will be responsible for the overall management of the Initial Fund’s business affairs and selecting the Initial Fund’s investments according to the Initial Fund’s investment objectives, policies, and restrictions. The Adviser’s address is 280 Congress Street, Boston, MA 02210.840 Newport Center Drive, 7th Floor, Newport Beach, California 92660. repurchase its shares while engaging in a continuous offering of its shares pursuant to Rule 415 under the Securities Act. 4A CDSL, assessed by an open-end fund pursuant to Rule 6c-10 of the Act, is a distribution related charge payable to the distributor. Pursuant to the requested order, any EWC will likewise be a distribution-related charge payable to the distributor as distinguished from a repurchase fee which is payable to the Fund to compensate long-term shareholders for the expenses related to shorter-term investors, in light of the Fund’s generally longer-term investment horizons and investment operations.

5 III. EXEMPTIONS REQUESTED A. The Multi-Class System Applicants request exemptive relief to the extent that a Fund’s issuance and sale of multiple classes of shares might be deemed to result in the issuance of a class of “senior security”5 within the meaning of Section 18(g) of the Act that would violate the provisions of Section 18(a)(2) of the Act, violate the equal voting provisions of Section 18(i) of the Act, and if more than one class of senior security were issued, violate Section 18(c) of the Act. shareholders of that class; (vi) auditors’ fees, litigation expenses and other legal fees and expenses relating solely to that class of shares; (vii) additional trustees’ fees incurred as a result of issues relating to that class of shares; (viii) additional accounting expenses relating solely to that class of shares; (ix) expenses incurred in connection with shareholder meetings as a result of issues relating to that class of shares; and (x) any other incremental expenses subsequently identified that should be properly allocated to that class of shares consistent with Rule 18f-3 under the Act. Because of the different distribution fees, service fees and any other class expenses that may be attributable to each class of shares, the net income attributable to, and the dividends payable on, each class of shares may differ from each other. As a result, the net asset value per share of the classes may differ at times. Expenses of a Fund allocated to a particular class of shares will be borne on a pro rata basis by each outstanding share of that class. Distribution fees will be paid pursuant to a distribution plan with respect to a class. Shares may be subject to an early repurchase fee at a rate of no greater than two percent of the shareholder’s repurchase proceeds (an “Early Repurchase Fee”) if the interval between the date of purchase of the shares and the valuation date with respect to the repurchase of those shares is less than one year. Any Early Repurchase Fee imposed by a Fund will apply to all classes of shares of the Fund, in compliance with Section 18 of the Act and Rule 18f-3 thereunder. To the extent a Fund determines to waive, impose scheduled variations of, or eliminate any Early Repurchase Fee, it will do so in compliance with the requirements of Rule 22d-1 under the Act as if the Early Repurchase Fee were a CDSL and as if the Fund were an open-end investment company and the Fund’s waiver of, scheduled variation in, or elimination of, any such Early Repurchase Fee will apply uniformly to all shareholders of the Fund regardless of class. The Initial Fund does not intend to impose an Early Repurchase Fee. 5Section 18(g) defines senior security to include any stock of a class having a priority over any other class as to distribution of assets or payment of dividends. Share classes that have different asset-based service or distribution charges have different total expenses and, thus, different net incomes. As a result, each class will have a different NAV, receive a different distribution amount or both. A class with a higher NAV may be considered to have a priority as to the distribution of assets. A class receiving a higher dividend may be considered to have a priority over classes with lower dividends.

B. Early Withdrawal Charge Applicants request exemptive relief from Rule 23c-3(b)(1) to the extent that rule is construed to prohibit the imposition of an EWC by the Funds. C. Asset-Based Distribution and/or Service Fees Applicants request an Order pursuant to Section 17(d) and Rule 17d-1 to the extent necessary for a Fund to pay asset-based distribution and/or service fees. IV. COMMISSION AUTHORITY Pursuant to Section 6(c) of the Act, the Commission may, by order on application, conditionally or unconditionally, exempt any person, security or transaction, or any class or classes of persons, securities or transactions from any provision or provisions of the Act or from any rule or regulation under the Act, if and to the extent that the exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the Act. Section 23(c) of the Act provides, in relevant part, that no registered closed-end investment company shall purchase securities of which it is the issuer, except: (a) on a securities exchange or other open market; (b) pursuant to tenders, after reasonable opportunity to submit tenders given to all holders of securities of the class to be purchased; or (c) under such other circumstances as the Commission may permit by rules and regulations or orders for the protection of investors. Section 23(c)(3) provides that the Commission may issue an order that would permit a closed-end investment company to repurchase its shares in circumstances in which the repurchase is made in a manner or on a basis that does not unfairly discriminate against any holders of the class or classes of securities to be purchased. Section 17(d) of the Act and Rule 17d-1 under the Act prohibit an affiliated person of a registered investment company or an affiliated person of such person, acting as principal, from participating in or effecting any transaction in connection with any joint enterprise or joint arrangement in which the investment company participates unless the Commission issues an order permitting the transaction. In reviewing applications submitted under Section 17(d) and Rule 17d-1, the Commission considers whether the participation of the investment company in a joint enterprise or joint arrangement is consistent with the provisions, policies and purposes of the Act, and the extent to which the participation is on a basis different from or less advantageous than that of other participants. V. DISCUSSION A. Background In its 1992 study entitled Protecting Investors: A Half Century of Investment Company Regulation (“Protecting Investors”), the Commission’s Division of Investment Management recognized 6

7 that the Act imposes a rigid classification system that dictates many important regulatory consequences.6 For example, the characterization of a management company as “open-end” or “closed-end” has historically been crucial to the determination of the degree of liquidity a fund’s shareholders will have, and thus the liquidity required of such fund’s investments. Furthermore, except as noted below, there has been no middle ground between the two extremes. Open-end funds have offered complete liquidity to their shareholders and thus required virtually complete liquidity of the underlying investments, while closed-end funds have been subject to requirements that in fact restrict the liquidity they are permitted to offer their investors. Under this bipolar system of regulation, neither form has provided the best vehicle for offering portfolios that have substantial, but not complete, liquidity. In Protecting Investors, the Staff determined that, given the changes in the securities market since 1940 — in particular the emergence of semi-liquid investment opportunities — it was appropriate to re-examine the classification system and its regulatory requirements.7 The oneOne exception to the liquid/illiquid dichotomy has been the so called “prime-rate funds.” These funds, first introduced in 1988, invest primarily in loans and provide shareholders liquidity through periodic tender offers or, more recently, periodic repurchases under Rule 23c-3. Protecting Investors recognized that the rigidity of the Act’s classification system had become a limitation on sponsors’ ability to offer innovative products that would take advantage of the vast array of semi-liquid portfolio securities currently existing. The report also noted the pioneering efforts of the prime rate funds and the market success they had experienced.8 The report thus concluded that it would be appropriate to provide the opportunity for investment companies to “chart new territory” between the two extremes of the open-end and closed-end forms, consistent with the goals of investor protection.9 The Division of Investment Management thus recommended giving the industry the ability to employ new redemption and repurchasing procedures, subject to Commission rulemaking and oversight. In accordance with this recommendation, and shortly after Protecting Investors was published, the Commission proposed for comment a new rule designed to assist the industry in this endeavor.10 The Commission proposed Rule 23c-3, which began from the closed-end, illiquid perspective under Section 23(c), and provided flexibility to increase shareholder liquidity through periodic repurchase offers under simplified procedures. Rule 23c-3 was adopted in April 1993.11 6SEC Staff Report, Protecting Investors: A Half Century of Investment Company Regulation 421 (May 1992), at 421. 7Id. at 424. 8Id. at 439-40. 9Id. at 424. 10Investment Co. Act Rel. No. 18869 (July 28, 1992) (the “Proposing Release”). 11Investment Co. Act Rel. No. 19399 (April 7, 1993) (the “Adopting Release”). The Commission also had proposed Rule 22e-3, which began from the open-end, complete liquidity perspective under Section 22 of the Act, and permitted periodic or delayed, rather than constant liquidity. The Commission neither adopted nor withdrew proposed Rule 22e-3. To the Applicants’ knowledge, the Commission has taken no further action with respect to Rule 22e-3.

8 The prime rate funds were cited in both Protecting Investors and the Proposing Release as the prototype for the interval concept.12 Nonetheless, while the prime rate funds broke the path for innovation in this area, developments since the origin of these funds make further innovation appropriate. Ample precedent exists for the implementation of a multi-class system and the imposition of asset-based distribution and/or service fees for which the Funds seek relief. Since 1998, the Commission granted relief to severalnumerous closed-end investment companies to issue multiple classes of shares, to impose EWCs and to impose distribution and/or service fees, e.g., Eagle Point Enhanced Income Trust, Aether Infrastructure & Natural Resources Fund, Coller Secondaries Private Equity Opportunities Fund, Axxes Private Markets Fund, AMG Pantheon Credit Solutions Fund, AB CarVal Opportunistic Credit Fund, Octagon XAI CLO Income Fund, MainStay MacKay Municipal Income Opportunities Fund, CAZ Strategic Opportunities Fund, and Meketa InfrastructureMan Diversified Income Fund, Hamilton Lane Private Assets Fund, Lincoln Bain Capital Total Credit Fund, CAIS Sports, Media and Entertainment Fund, GoldenTree Opportunistic Credit Fund, iDirect Private Markets Fund, SEG Partners Long/Short Equity Fund, Coatue CTEK Fund, Capital Group KKR Multi-Sector+, Global X Venture Fund, HarbourVest Private Investments Fund, Privacore PCAAM Alternative Income Fund, TCW Private Asset Income Fund, Callodine Specialty Income Fund, Diamond Hill Securitized Credit Fund, Redwood Real Estate Income Fund, and Wellington Global Multi-Strategy Fund.13 12Protecting Investors at 439-40; Proposing Release at 27. 13See, e.g., Eagle Point EnhancedMan Diversified Income TrustFund, et al., Investment Co. Rel. Nos. 35205 (May 28, 202435704 (August 1, 2025) (notice) and 35219 (June 25, 202435728 (August 27, 2025) (order); Aether Infrastructure & Natural ResourcesHamilton Lane Private Assets Fund, et al., Investment Co. Rel. Nos. 35168 (April 10, 202435666 (July 3, 2025) (notice) and 35186 (May 7, 2024) (order); Coller Secondaries Private Equity Opportunities Fund and Coller Private Market Secondaries Advisors, LLC35696 (July 29, 2025) (order); Lincoln Bain Capital Total Credit Fund et al., Investment Co. Rel. Nos. 35143 (February 22, 202435587 (May 14, 2025) (notice) and 35156 (March 19, 2024) (order); Axxes Private Markets Fund and Axxes Advisors LLC, Investment Co. Rel. Nos. 35115 (January 26, 2024) (notice) and 35135 (February 21, 2024) (order); AMG Pantheon Credit Solutions Fund and Pantheon Ventures (US) LP, Investment Co. Rel. Nos. 35116 (January 26, 2024) (notice) and 35134 (February 21, 2024) (order); AB CarVal Opportunistic Credit35630 (June 10, 2025) (order); CAIS Sports, Media and Entertainment Fund, et al., Investment Co. Rel. Nos. 35095 (January 23, 202435580 (May 12, 2025) (notice) and 35133 (February 20, 2024) (order); Octagon XAI CLO Income Fund and XA Investments LLC35627 (June 9, 2025) (order); GoldenTree Opportunistic Credit Fund, et al., Investment Co. Rel Nos. 35579 (May 8, 2025) (notice) and 35622 (June 3, 2025 (order); iDirect Private Markets Fund, et al., Investment Co. Rel. Nos. 35086 (January 8, 202435474 (February 21, 2025) (notice) and 35124 (February 5, 2024) (order); MainStay MacKay Municipal Income Opportunities Fund and New York Life Investment Management LLC35497 (March 14, 2025) (order); SEG Partners Long/Short Equity Fund, et al., Investment Co. Rel. Nos. 35080 (December 22, 202335466 (February 6, 2025) (notice) and 35092 (January 17, 202435491 (March 4, 2025) (order); CAZ Strategic OpportunitiesCoatue CTEK Fund and CAZ Investments Registered Adviser LLCCoatue Management, L.L.C., Investment Co. Rel. Nos. 35053 (November 21, 202335417 (December 13, 2024) (notice) and 35072 (December 19, 2023) (order); Meketa Infrastructure Fund and Meketa Capital35443 (January 8, 2025) (order); Capital Group KKR Multi-Sector+, et al., Investment Co. Rel. Nos. 35410 (December 9, 2024) (notice) and 35441 (January 6, 2025) (order); Global X Venture Fund and Global X Management Company, LLC,

9 A registered closed-end investment company may have only one class of senior security representing indebtedness and only one class of stock that is a senior security. With respect to the class of stock that is a senior security, i.e., preferred stock, the preferred stock must have certain rights as described in Section 18(a)(2). Section 18(a)(2)(A) and (B) makes it unlawful for a registered closed-end investment company to issue a senior security that is a stock unless (a) immediately after such issuance it will have an asset coverage of at least 200% and (b) provision is made to prohibit the declaration of any distribution, upon its common stock, or the purchase of any such common stock, unless in every such case such senior security has at the time of the declaration of any such distribution, or at the time of any such purchase, an asset coverage of at least 200% after deducting the amount of such distribution or purchase price, as the case may be. Section 18(a)(2)(C) and (D) makes it unlawful for a registered closed-end investment company to issue a senior security that is a stock unless, stockholders have the right, voting separately as a class, to: (i) elect at least two directors at all times; (ii) elect a majority of the directors if at any time dividends on such class of securities have been unpaid in an amount equal to two full years’ dividends on such securities; and (iii) approve any plan of reorganization adversely affecting their securities or any action requiring a vote of security holders as set forth in sectionSection 13(a).14 Section 18(a)(2)(E) requires that such class of stock will have “complete priority over any other class as to distribution of assets and payment of dividends, which dividends shall be cumulative.” B. Multiple Classes of Shares — Exemptions from Sections 18(a)(2), 18(c) and 18(i) under the Act Applicants request exemptive relief to the extent that a Fund’s issuance and sale of multiple classes of shares might be deemed to result in the issuance of a class of “senior security” within the meaning of Section 18(g) of the Act that would violate the provisions of Section 18(a)(2) of the Act, violate the equal voting provisions of Section 18(i) of the Act, and if more than one class of senior security were issued, violate Section 18(c) of the Act. Investment Co. Rel. Nos. 35056 (November 21, 202335408 (December 9, 2024) (notice) and 35070 (December 19, 2023) (order)35440 (January 6, 2025) (order); HarbourVest Private Investments Fund and HarbourVest Registered Advisers L.P., Investment Co. Rel. Nos. 35409 (December 9, 2024) (notice) and 35439 (January 6, 2025) (order); Privacore PCAAM Alternative Income Fund, et al., Investment Co. Rel. Nos. 35403 (November 27, 2024) (notice) and 35431 (December 26, 2024) (order); TCW Private Asset Income Fund and TCW Asset Backed Finance Management Company LLC, Investment Co. Rel. Nos. 35401 (November 26, 2024) (notice) and 35429 (December 23, 2024) (order); Callodine Specialty Income Fund and Callodine Capital Management, LP, Investment Co. Rel. Nos. 35399 (November 26, 2024) (notice) and 35428 (December 23, 2024) (order); Diamond Hill Securitized Credit Fund and Diamond Hill Capital Management, Inc., Investment Co. Rel. Nos. 35385 (November 14, 2024) (notice) and 35414 (December 10, 2024) (order); Redwood Real Estate Income Fund and Redwood Investment Management, LLC, Investment Co. Rel. Nos. 35382 (November 12, 2024) (notice) and 35413 (December 10, 2024) (order); and Wellington Global Multi-Strategy Fund and Wellington Management Company LLP, Investment Co. Rel. Nos. 35317 (September 10, 2024) (notice) and 35353 (October 8, 2024) (order). 14Section 13(a) requires, among other things, that a majority of the fund’s outstanding voting securities must approve converting to a mutual fund format.

Section 18(i) provides: Except as provided in subsection (a) of this section, or as otherwise required by law, every share of stock hereafter issued by a registered management company . . . shall be voting stock and have equal voting rights with every other outstanding voting stock: Provided, That this subsection shall not apply . . . to shares issued in accordance with any rules, regulations, or orders which the Commission may make permitting such issue. Finally, Section 18(c) of the Act provides that: “it shall be unlawful for any registered closed-end investment company . . . to issue or sell any senior security which is a stock if immediately thereafter such company will have outstanding more than one class of senior security which is a stock,” except that “any such class of . . . stock may be issued in one or more series: provided, thatProvided, That no such series shall have a preference or priority over any other series upon the distribution of the assets of such registered closed-end company or in respect of the payment of interest or dividends...” The multi-class system proposed herein may result in shares of a class having priority over another class as to payment of dividends and having unequal voting rights, because under the proposed system (i) shareholders of different classes would pay different distribution and/or service fees (and related costs as described above), different administrative fees and any other incremental expenses that should be properly allocated to a particular class, and (ii) each class would be entitled to exclusive voting rights with respect to matters solely related to that class. Applicants believe that the implementation of the proposed multi-class system will enhance shareholder options. Under a multi-class system, an investor can choose the method of purchasing shares that is most beneficial given the amount of his or her purchase, the length of time the investor expects to hold his or her shares and other relevant circumstances. The proposed arrangements would permit a Fund to facilitate both the distribution of its securities and provide investors with a broader choice of shareholder services. By contrast, if a Fund were required to organize separate investment portfolios for each class of shares, the success of the new portfolios might be limited. Unless each new portfolio grew at a sufficient rate and to a sufficient size, it could be faced with liquidity and diversification problems that would prevent the portfolio from producing a favorable return. Under the proposal, owners of each class of shares may be relieved under the multi-class system of a portion of the fixed costs normally associated with investing in investment companies because these costs potentially would be spread over a greater number of shares than they would be otherwise. As a Fund grows in volume of assets, the investors will derive benefits from economies of scale that would not be available at smaller volumes. The Commission has long recognized that multiple class arrangements can be structured so that the concerns underlying the Act’s “senior security” provisions are satisfied. After having granted numerous exemptive orders (“multiple class exemptive orders”) to open-end investment companies 10

11 permitting those funds to issue two or more classes of shares representing interests in the same portfolio,15 the Commission adopted Rule 18f-3 under the Act in 1995, which now permits open-end funds to maintain or create multiple classes without seeking individual exemptive orders, as long as certain conditions are met.16 Applicants believe that the proposed closed-end investment company multiple class structure does not raise concerns underlying Section 18 of the Act to any greater degree than open-end investment companies’ multiple class structures. The proposed multiple class structure does not relate to borrowings and will not adversely affect a Fund’s assets. In addition, the proposed structure will not increase the speculative character of each Fund’s shares. Applicants also believe that the proposed allocation of expenses relating to distribution and voting rights is equitable and will not discriminate against any group or class of shareholders. Applicants believe that the rationale for, and conditions contained in, Rule 18f-3 are as applicable to a closed-end investment company seeking to offer multiple classes of shares with varying distribution and/or service arrangements in a single portfolio as they are to open-end funds. Each Fund will comply with the provisions of Rule 18f-3 as if it were an open-end investment company, including, among others, its provisions relating to differences in expenses, special allocations of other expenses, voting rights, conversions and exchanges and disclosures. In fact, each Fund in many ways resembles an open-end fund in its manner of operation and in the distribution of its shares. In particular, the Funds will offer their shares continuously at a price based on net asset value, plus any applicable front-end sales charge. Differences among classes will, as detailed above, relate largely to differences in distribution and/or service arrangements. Applicants note that open-end and closed-end funds are subject to different technical provisions governing the issuance of senior securities. However, those technical differences do not appear relevant here. Although closed-end funds may not issue multiple classes of shares without exemptive relief, the Commission has granted specific exemptive relief to similarly-situatedsimilarly situated closed-end funds.17 Provisions regulating the issuance by 15See Sierra Trust Funds, et al., Investment Co. Act Rel. No. 20093 (February 23, 1994) (notice) and Investment Co. Act Rel. No. 20153 (March 22, 1994) (order); see also Exemption for Open-End Management Investment Companies Issuing Multiple Classes of Shares; Disclosure by Multiple Class and Master-Feeder Funds, Investment Co. Act Rel. No. 19955 (December 15, 1993). 16See Investment Co. Act Rel. No. 20915 (February 23, 1995). As adopted, Rule 18f-3 creates an exemption for mutual funds that issue multiple classes of shares with varying arrangements for the distribution of securities and the provision of services to shareholders. In connection with the adoption of Rule 18f-3, the Commission also amended Rule 12b-1 under the Act to clarify that each class of shares must have separate 12b-1 plan provisions. Moreover, any action on the 12b-1 plan (i.e., trustee or shareholder approval) must take place separately for each class. The Commission has adopted amendments to Rule 18f-3 that expand and clarify the methods by which a multiple class fund may allocate income, gains, losses and expenses and that clarify the shareholder voting provisions of the rule. 17See Eagle Point Enhanced Income Trust, supra note 13; Aether Infrastructure & Natural ResourcesMan Diversified Income Fund, supra note 13; Coller SecondariesHamilton Lane Private Equity OpportunitiesAssets Fund, supra note 13; Axxes Private MarketsLincoln Bain Capital Total Credit Fund, supra note 13; AMG Pantheon Credit SolutionsCAIS Sports, Media and Entertainment Fund, supra note 13; AB CarValGoldenTree

12 closed-end funds of debt or preferred stock should have no bearing on an application by a closed-end fund for an exemptive order permitting the issuance of multiple classes of shares. Therefore, Applicants propose to base the conditions under which the Funds would issue multiple classes of shares on those contained in Rule 18f-3. Applicants believe that the proposed allocation of expenses and voting rights relating to the asset-based distribution and/or service fees applicable to the different classes of shares of each Fund in the manner described above is equitable and would not discriminate against any group of shareholders. Each Applicant is aware of the need for full disclosure of the proposed multi-class system in each Fund’s prospectus and of the differences among the various classes and the different expenses of each class of shares offered. Each Fund will include in its prospectus disclosure of the fees, expenses and other characteristics of each class of shares offered for sale by the prospectus, as is required for open-end multi-class funds under Form N-1A.18 Applicants also note that the Commission has adopted rule and form amendments to require registered open-end management investment companies to disclose fund expenses borne by shareholders during the reporting period in shareholder reports19 and to describe in their prospectuses any arrangements that result in breakpoints in, or elimination of, sales loads.20 Each Fund will include these disclosures in its shareholder reports and prospectus. Each Fund will comply with any requirements that the Commission or FINRA may adopt regarding disclosure at the point of sale and in transaction confirmations about the costs and conflicts of interest arising out of the distribution of open-end investment company shares, and regarding prospectus disclosure of sales loads and revenue sharing arrangements, as if those requirements applied to each Fund. In addition, each Fund will contractually require that any distributor of the Fund’s shares comply with such requirements in connection with the distribution of such Fund’s shares. Opportunistic Credit Fund, supra note 13; Octagon XAI CLOiDirect Private Markets Fund, supra note 13; SEG Partners Long/Short Equity Fund, supra note 13; Coatue CTEK Fund, supra note 13; Capital Group KKR Multi-Sector+, supra note 13; Global X Venture Fund, supra note 13; HarbourVest Private Investments Fund, supra note 13; Privacore PCAAM Alternative Income Fund, supra note 13; MainStay MacKay Municipal Income OpportunitiesTCW Private Asset Income Fund, supra note 13; CAZ Strategic OpportunitiesCallodine Specialty Income Fund, supra note 13; Meketa InfrastructureDiamond Hill Securitized Credit Fund, supra note 13; Redwood Real Estate Income Fund, supra note 13; and Wellington Global Multi-Strategy Fund, supra note 13. 18In all respects other than class-by-class disclosure, each Fund will comply with the requirements of Form N-2. 19Shareholder Reports and Quarterly Portfolio Disclosure of Registered Management Investment Companies, Investment Company Act Rel. No. 26372 (Feb. 27, 2004) (adopting release). 20Disclosure of Breakpoint Discounts by Mutual Funds, Investment Company Act Rel. No. 26464 (June 7, 2004) (adopting release).

13 C. Early Withdrawal Charge Rule 23c-3 under the Act permits an interval fund to make repurchase offers of between five and twenty-five percent of its outstanding shares at net asset value at periodic intervals pursuant to a fundamental policy of the interval fund. Rule 23c-3(b)(1) requires an interval fund to repurchase shares at net asset value and expressly permits the interval fund to deduct from repurchase proceeds only a repurchase fee, not to exceed two percent of proceeds, that is paid to the interval fund and is reasonably intended to compensate the fund for expenses directly related to the repurchase. Applicants seek relief from this requirement of Rule 23c-3(b)(1) to the extent necessary for the Funds to impose EWCs on shares submitted for repurchase that have been held for less than a specified In June 2006, the Commission adopted enhanced fee disclosure requirements for fund of funds including registered funds of hedge funds.21 Applicants will comply with all such applicable disclosure requirements. The requested relief is similar to the exemptions discussed above granted by the Commission to Eagle Point Enhanced Income Trust, Aether Infrastructure & Natural Resources Fund, Coller Secondaries Private Equity Opportunities Fund, Axxes Private Markets Fund, AMG Pantheon Credit Solutions Fund, AB CarVal Opportunistic Credit Fund, Octagon XAI CLO Income Fund, MainStay MacKay Municipal Income Opportunities Fund, CAZ Strategic Opportunities Fund, and Meketa InfrastructureMan Diversified Income Fund, Hamilton Lane Private Assets Fund, Lincoln Bain Capital Total Credit Fund, CAIS Sports, Media and Entertainment Fund, GoldenTree Opportunistic Credit Fund, iDirect Private Markets Fund, SEG Partners Long/Short Equity Fund, Coatue CTEK Fund, Capital Group KKR Multi-Sector+, Global X Venture Fund, HarbourVest Private Investments Fund, Privacore PCAAM Alternative Income Fund, TCW Private Asset Income Fund, Callodine Specialty Income Fund, Diamond Hill Securitized Credit Fund, Redwood Real Estate Income Fund, and Wellington Global Multi-Strategy Fund.22 Accordingly, Applicants believe there is ample precedent for the implementation of a multi-class system. 21Fund of Funds Investments, Investment Company Act Rel. Nos. 26198 (Oct. 1 2003) (proposing release) and 27399 (Jun. 20, 2006) (adopting release). See also Rules 12d1-1, et seq. of the Act. 22See Eagle Point Enhanced Income Trust, supra note 13; Aether Infrastructure & Natural ResourcesMan Diversified Income Fund, supra note 13; Coller SecondariesHamilton Lane Private Equity OpportunitiesAssets Fund, supra note 13; Axxes Private MarketsLincoln Bain Capital Total Credit Fund, supra note 13; AMG Pantheon Credit SolutionsCAIS Sports, Media and Entertainment Fund, supra note 13; AB CarValGoldenTree Opportunistic Credit Fund, supra note 13; Octagon XAI CLOiDirect Private Markets Fund, supra note 13; SEG Partners Long/Short Equity Fund, supra note 13; Coatue CTEK Fund, supra note 13; Capital Group KKR Multi-Sector+, supra note 13; Global X Venture Fund, supra note 13; HarbourVest Private Investments Fund, supra note 13; Privacore PCAAM Alternative Income Fund, supra note 13; MainStay MacKay Municipal Income OpportunitiesTCW Private Asset Income Fund, supra note 13; CAZ Strategic OpportunitiesCallodine Specialty Income Fund, supra note 13; Meketa InfrastructureDiamond Hill Securitized Credit Fund, supra note 13; Redwood Real Estate Income Fund, supra note 13; and Wellington Global Multi-Strategy Fund, supra note 13.

14 period. The Funds may seek to impose EWCs that are the functional equivalent of the CDSLs that open-end investment companies may charge under Rule 6c-10 under the Act. The Funds may assess EWCs in much the same way non-interval funds currently assess EWCs. As more fully described below, these charges will be paid to the distributor and are functionally similar to CDSLs imposed by open-end funds. Relief to permit the imposition of EWCs would be consistent with the approach the Commission has taken with respect to CDSLs imposed by open-end funds which offer their securities continuously, as the Initial Fund intends to do for its common shares. Any EWC imposed by the Funds will comply with Rule 6c-10 under the Act as if the rule were applicable to closed-end funds. In the Adopting Release, the Commission stated that “the requirement [of Rule 23c-3(b)(1)] that repurchases take place at net asset value and the limitation of repurchase fees to no greater than two percent implicitly preclude the imposition” of CDSLs.23 The Commission stated, however, that even though it was not proposing any provisions regarding the use of CDSLs by interval funds, such consideration may be appropriate after the Commission considers whether to adopt proposed Rule 6c-10, which would permit the imposition of CDSLs by open-end companies, and has the opportunity to monitor the effects of the FINRA Sales Charge Rule upon distribution charges of open-end companies, which goes into effect in July of [1993].24 Since adopting Rule 23c-3, the Commission has adopted Rule 6c-10. That rule adopts a flexible approach, and permits open-end funds to charge CDSLs as long as (i) the amount of the CDSL does not exceed a specified percentage of net asset value or offering price at the time of the purchase, (ii) the terms of the sales load comply with the provisions of the FINRA Sales Charge Rule, governing sales charges for open-end funds and (iii) deferred sales loads are imposed in a non-discriminatory fashion (scheduled variations or elimination of sales loads in accordance with Rule 22d-1 are permitted). Rule 6c-10 is grounded in policy considerations supporting the employment of CDSLs where there are adequate safeguards for the investor. These same policy considerations support imposition of EWCs in the interval fund context and are a solid basis for the Commission to grant exemptive relief to permit interval funds to impose EWCs. With respect to the policy considerations supporting imposition of EWCs, as the Commission recognized when it promulgated Rule 23c-3, several non-interval funds that had been making periodic repurchase offers to their shareholders imposed early withdrawal charges comparable to CDSLs.25 Traditional closed-end funds, which do not regularly offer to repurchase shares, do not generally impose EWCs although nothing in the Act would preclude them from doing so. Section 23(c)(2) of the Act does not regulate the price at which shares may be purchased in a tender offer. When a closed-end fund continuously offers its shares at net asset value and provides its shareholders with periodic opportunities 23Adopting Release. Rule 23c-3(b)(1) provides in pertinent part: “The company shall repurchase the stock for cash at net asset value determined on the repurchase pricing date. ... The company may deduct from the repurchase proceeds only a repurchase fee not to exceed two percent of the proceeds, that is paid to the company for expenses directly related to the repurchase.” 24Id. 25Adopting Release, Section II.A.7.c. Section 23(c)(2) does not require that repurchases be made at net asset value.

15 to tender their shares, however, the fund’s distributor (like the distributor of an open-end fund) may need to recover distribution costs from shareholders who exit their investments early. Moreover, like open-end funds, interval funds need to discourage investors from moving their money quickly in and out of the fund, a practice that imposes costs on all shareholders. Neither the Proposing Release nor the Adopting Release suggests that the purpose underlying Rule 23c-3(b)(1)’s requirements that repurchases take place at net asset value is to preclude interval funds from imposing EWCs. Rather, its purpose is to prohibit funds from discriminating among shareholders in prices paid for shares tendered in a repurchase offer.26 The best price rules under Rule 23c-1(a)(9) of the Act and Rule 13e-4(f)(8)(ii) of the Exchange Act address this same concern. The Commission staff does not construe those rules to forbid closed-end funds making repurchase offers under Section 23(c)(2) from imposing EWCs.27 There is, in Applicants’ view, no rational basis to apply Rule 23c-3(b)(1)’s requirements differently. Moreover, each Fund will be treating all similarly situated shareholders the same. Each Fund will disclose to all shareholders the applicability of the EWCs (and any scheduled waivers of the EWC) to each category of shareholders and, as a result, no inequitable treatment of shareholders with respect to the price paid in a repurchase offer will result. Each Fund also will disclose EWCs in accordance with the requirements of Form N-1A concerning CDSLs as if the Fund were an open-end investment company. As required by Rule 6c-10 for open-end funds, each Fund relying on the Order will comply with shareholder service and distribution fee limits imposed by the FINRA Sales Charge Rule on the same basis as if it were an open-end investment company. In this regard, a Fund will pay service and/or distribution fees pursuant to plans that are designed to meet the requirements of the FINRA Sales Charge Rule on the same basis as if it were an open-end investment company subject to that rule. 26See Proposing Release, Section II.A.7; Adopting Release, Section II.A.7. 27See Adopting Release, Section II.A.7.c. (recognizing that several closed-end funds making periodic repurchases pursuant to Section 23(c)(2) impose early withdrawal charges).

16 In adopting amended Rule 22d-1 in February 1985, the Commission recognized that the adoption of Rule 22c-1 to “require forward pricing of fund shares largely dispelled concerns about share dilution.” Furthermore, “the sales load variations that have been instituted [through Rules 22d-1 through 22d-5 and exemptive orders prior to February 1985] have improved the competitive environment for the sale of fund shares without disrupting the distribution system for the sale of those shares.”29 In light of these The Commission has previously granted the same type of exemptive relief requested herein.28 In each case, the Commission granted relief from Rule 23c-3(b)(1) to an interval fund to charge EWCs to certain shareholders who tender for repurchase shares that have been held for less than a specified period. D. Waivers of Early Withdrawal Charges Each Fund may grant waivers of the EWCs on repurchases in connection with certain categories of shareholders or transactions established from time to time. Each Fund will apply the EWC (and any waivers, scheduled variations, or eliminations of the EWC) uniformly to all shareholders in a given class and consistently with the requirements of Rule 22d-1 under the Act as if the Funds were open-end investment companies. It is anticipated that a Fund will grant waivers of the EWC only under circumstances where the granting of such waiver is unlikely to cause rapid turnover in shares of the Fund, particularly where there are also important policy reasons to waive the EWC, such as when shares are tendered for repurchase due to the death, disability or retirement of the shareholder. Events such as death, disability or retirement are not likely to cause high turnover in shares of a Fund, and financial needs on the part of the shareholder or the shareholder’s family are often precipitated by such events. The EWC may also be waived in connection with a number of additional circumstances, including the following repurchases of shares held by employer sponsored benefit plans: (i) repurchases to satisfy participant loan advances; (ii) repurchases in connection with distributions qualifying under the hardship provisions of the Internal Revenue Code of 1986, as amended; and (iii) repurchases representing returns of excess contributions to such plans. Furthermore, if a distributor has not incurred significant promotional expenses (by making up-front payments to selling dealers) in connection with attracting shareholders in a particular category to the Funds, the waiver of the EWC works to shareholders’ advantage while not harming the distributor economically. 28See Eagle Point Enhanced Income Trust, supra note 13; Aether Infrastructure & Natural ResourcesMan Diversified Income Fund, supra note 13; Coller SecondariesHamilton Lane Private Equity OpportunitiesAssets Fund, supra note 13; Axxes Private MarketsLincoln Bain Capital Total Credit Fund, supra note 13; AMG Pantheon Credit SolutionsCAIS Sports, Media and Entertainment Fund, supra note 13; AB CarValGoldenTree Opportunistic Credit Fund, supra note 13; Octagon XAI CLOiDirect Private Markets Fund, supra note 13; SEG Partners Long/Short Equity Fund, supra note 13; Coatue CTEK Fund, supra note 13; Capital Group KKR Multi-Sector+, supra note 13; Global X Venture Fund, supra note 13; HarbourVest Private Investments Fund, supra note 13; Privacore PCAAM Alternative Income Fund, supra note 13; MainStay MacKay Municipal Income OpportunitiesTCW Private Asset Income Fund, supra note 13; CAZ Strategic OpportunitiesCallodine Specialty Income Fund, supra note 13; Meketa InfrastructureDiamond Hill Securitized Credit Fund, supra note 13; Redwood Real Estate Income Fund, supra note 13; and Wellington Global Multi-Strategy Fund, supra note 13. 29Investment Co. Act Rel. No. 14390 (February 2, 1985).

17 circumstances, the Commission believed that “it is appropriate to permit a broader range of scheduled variation” as permitted in amended Rule 22d-1.30 Rule 22d-1 permits open-end funds to sell their shares at prices that reflect scheduled “variations in, or elimination of, the sales load to particular classes of investors or transactions” provided that the conditions of the rule are met. When Rule 22d-1 was adopted, the status of CDSLs for open-end funds and waivers of those charges were not covered by any rule and were the subject of exemptive orders. Rule 6c-10 permitting CDSLs for open-end funds, adopted in April 1995, permits scheduled variations in, or elimination of, CDSLs for a particular class of shareholders or transactions, provided that the conditions of Rule 22d-1 are satisfied.31 The same policy concerns and competitive benefits applicable to scheduled variations in or elimination of sales loads for open-end funds are applicable to interval funds and the same safeguards built into Rules 22d-1 and 6c-10 that protect the shareholders of open-end funds will protect the shareholders of interval funds so long as interval funds comply with those rules as though applicable to interval funds. Applicants submit that it would be impracticable and contrary to the purpose of Rule 23c-3 to preclude interval funds from providing for scheduled variations in, or elimination of, EWCs, subject to appropriate safeguards. E. Asset-Based Distribution and/or Service Fees Applicants request relief from the provisions of Section 17(d) of the Act and Rule 17d-1 thereunder, to the extent necessary to permit the Funds to impose asset-based distribution and/or service fees (in a manner analogous to Rule 12b-1 fees for an open-end investment company). Section 12(b) of the Act and Rule 12b-1 thereunder do not apply to closed-end investment companies. Accordingly, no provisions of the Act or the rules thereunder explicitly limits the ability of a closed-end fund to impose a distribution and/or service fee.32 Section 17(d) of the Act prohibits an affiliated person of a registered investment company or an affiliated person of such person, acting as principal, from effecting any transaction in which such registered company is a joint, or a joint and several, participant, in contravention of Commission regulations. Rule 17d-1 provides that no joint transaction covered by the rule may be consummated unless the Commission issues an order upon application. In reviewing applications pursuant to Section 17(d) and Rule 17d-1, the Commission considers whether an investment company’s participation in a joint enterprise or joint arrangement is consistent with the provisions, policies and purposes of the Act, and the extent to which the participation is on a 30Id. 31Rule 22d-1 requires that the scheduled variations in or elimination of the sales load must apply uniformly to all offerees in the class specified and the company must disclose to existing shareholders and prospective investors adequate information concerning any scheduled variation, revise its prospectus and statement of additional information to describe any new variation before making it available to purchasers, and advise existing shareholders of any new variation within one year of when first made available. 32Applicants do not concede that Section 17(d) applies to the asset-based distribution and/or service fees discussed herein, but requests this exemption to eliminate any uncertainty.

18 The Commission wishes to emphasize that it has no intention of categorizing certain transactions as raising the applicability of Section 17(d) and Rule 17d-3 of the Act. The Commission’s only comment is that to the extent that arrangements in which a fund pays for its distribution costs could involve the fund in a ‘joint enterprise’ with an affiliated person, and if such arrangements were entered into in compliance with Rule 12b-1, the Commission sees no need for prior Commission review and approval of the arrangements.34 As closed-end management investment companies, the Funds may not rely on Rule 17d-3. However, in light of the foregoing, Applicants believe any Section 17(d) concerns the Commission might have in connection with a Fund’s financing the distribution of its shares should be resolved by such Fund’s undertaking to comply with the provisions of Rules 12b-1 and 17d-3 as if those rules applied to closed-end investment companies. Accordingly, the Funds will comply with Rules 12b-1 and 17d-3 as if those rules applied to closed-end investment companies. The Funds represent that the Funds’ imposition of asset-based distribution and/or service fees is consistent with factors considered by the Commission in reviewing applications for relief from Section 17(d) of the Act and Rule 17d-1 thereunder (i.e., that the basis different from or less advantageous than that of other participants. Section 17(d) of the Act is intended to prevent or limit abuses arising from conflicts of interest; however, Section 17(d) itself does not prohibit any specific activities, but instead, authorizes the Commission to approve rules to limit or prevent an investment company from being a joint participant on a different or less advantageous basis than other participants. Under Rule 17d-1, it is unlawful for an affiliated person, acting as principal, to participate in or effect any transaction in connection with a joint enterprise or other joint arrangement in which the investment company is a participant, without prior Commission approval. The protections provided for in Section 17(d) essentially allow the Commission to set standards for all transactions concerning an investment company and an affiliate which could be construed as self-dealing or involve overreaching by the affiliate to the detriment of the investment company. The protections developed and approved by the Commission for open-end investment companies in Rule 12b-1 will be complied with by each Fund in connection with its plan with respect to each class of shares as if the Fund were an open-end management investment company. Therefore, the Funds will participate in substantially the same way and under substantially the same conditions as would be the case with an open-end investment company imposing distribution and/or service fees under Rule 12b-1. Applicants note that, at the same time the Commission adopted Rule 12b-1,33 it also adopted Rule 17d-3 to provide an exemption from Section 17(d) and Rule 17d-l to the extent necessary for arrangements between open-end funds and their affiliated persons or principal underwriters (or affiliated persons of such persons or principal underwriters) whereby payments are made by the open-end fund with respect to distribution, if such agreements are entered into in compliance with Rule 12b-l. In its adopting release, the Commission stated as follows: 33See Bearing of Distribution Expenses by Mutual Funds, Investment Co. Act Rel. No. 11414 (October 28, 1980). 34Id.

19 VI. APPLICANTS’ CONDITION Applicants agree that any order granting the requested relief will be subject to the following condition: Each Fund relying on the Order will comply with the provisions of Rules 6c-10, 12b-1, 17d-3, 18f-3, 22d-1, and, where applicable, 11a-3 under the Act, as amended from time to time, as if those rules applied to closed-end management investment companies, and will comply with the FINRA Sales Charge Rule, as amended from time to time, as if that rule applied to all closed-end management investment companies. VII. CONCLUSION For the reasons stated above, Applicants submit that the exemptions requested are necessary and appropriate in the public interest and are consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the Act. Applicants further submit that the relief requested pursuant to Section 23(c)(3) will be consistent with the protection of investors and will ensure that Applicants do not unfairly discriminate against any holders of the class of securities to be purchased. Applicants desire that the Commission issue the requested Order pursuant to Rule 0-5 under the Act without conducting a hearing. Applicants submit that the exemptions requested conform substantially to the precedent cited herein.35 As required by Rule 0-2(c)(1) under the Act, each Applicant hereby states that all of the requirements for execution and filing of this Application have been complied with in accordance with the organizational documents of the Applicants, as applicable, and the undersigned officers of the Applicants imposition of such fees as described is consistent with the provisions, policies and purposes of the Act and does not involve participation on a basis different from or less advantageous than that of other participants). 35See Eagle Point Enhanced Income Trust, supra note 13; Aether Infrastructure & Natural ResourcesMan Diversified Income Fund, supra note 13; Coller SecondariesHamilton Lane Private Equity OpportunitiesAssets Fund, supra note 13; Axxes Private MarketsLincoln Bain Capital Total Credit Fund, supra note 13; AMG Pantheon Credit SolutionsCAIS Sports, Media and Entertainment Fund, supra note 13; AB CarValGoldenTree Opportunistic Credit Fund, supra note 13; Octagon XAI CLOiDirect Private Markets Fund, supra note 13; SEG Partners Long/Short Equity Fund, supra note 13; Coatue CTEK Fund, supra note 13; Capital Group KKR Multi-Sector+, supra note 13; Global X Venture Fund, supra note 13; HarbourVest Private Investments Fund, supra note 13; Privacore PCAAM Alternative Income Fund, supra note 13; MainStay MacKay Municipal Income OpportunitiesTCW Private Asset Income Fund, supra note 13; CAZ Strategic OpportunitiesCallodine Specialty Income Fund, supra note 13; Meketa InfrastructureDiamond Hill Securitized Credit Fund, supra note 13; Redwood Real Estate Income Fund, supra note 13; and Wellington Global Multi-Strategy Fund, supra note 13.

20 VP/#73693270.1 are fully authorized to execute this Application. The resolutions of the Initial Fund’s Sole Initial Trustee are attached as Exhibit A to this Application in accordance with the requirements of Rule 0-2(c)(1) under the Act and the verifications required by Rule 0-2(d) under the Act are attached as Exhibit B to this Application. In accordance with the requirements for a request for expedited review of this Application, marked copies of two recent applications seeking the same relief as Applicants that are substantially identical as required by Rule 0-5(e) of the Act are attached as Exhibit C. Pursuant to Rule 0-2(f) under the Act, the Applicants state that their address is 280 Congress Street, Boston, MA 02210, and that allAristotle Pacific Enhanced CLO Income Fund states that its address is 615 East Michigan Street, Milwaukee, Wisconsin 53202, and the Adviser states that its address is 840 Newport Center Drive, 7th Floor, Newport Beach, California 92660. All written communications regarding this Application should be directed to the individuals and addresses indicated on the first page of this Application. * * * * * Signature Page Follows Signature Page Follows

21 VP/#73693270.121 Wellington Global Multi-StrategyAristotle Pacific Enhanced CLO Income Fund By: /s/ Molly K. Shannon Benjamin J. Eirich Name: Molly K. ShannonBenjamin J. Eirich Title: Sole Initial Trustee President Dated: August 16, 2024 Dated: August 16, 2024 Aristotle Pacific Capital, LLC Wellington Management Company LLP By: /s/ Greg S. Konzal Carl Gee Name: Greg S. KonzalCarl Gee Title: Authorized PersonCounsel Applicants have caused this Application to be duly signed on their behalf on the 16th day of August 2024November 14, 2025. [Signature Page to Multi-Class Exemptive Order Application]

Exhibit A – Page 1-1 VP/#73693270.1 EXHIBIT A Resolutions of the Sole Initial Trustee of Wellington Global Multi-StrategyBoard of Trustees of Aristotle Pacific Enhanced CLO Income Fund RESOLVED, that appropriate officers and agents of the Wellington Global Multi-Strategy Fund (the “Fund”) be, and hereby are, authorized, empowered and directed on behalf of the Fund, to cause to be prepared, executed and filed with the Securities and Exchange Commission an application for multiple class exemptive relief (the “Application”) and any and all amendments to the Fund’s Application, to be in such form as the officer executing the same shall approve, such approval to be conclusively evidenced by his or her execution thereof; and be it RESOLVED, that Aristotle Pacific Enhanced CLO Income Fund (the “Fund”) is authorized to prepare and file with the U.S. Securities and Exchange Commission an application for an exemptive order and any and all amendments thereto, pursuant to Section 6(c), of the Investment Company Act of 1940, as amended (the “1940 Act”), granting an exemption from the provisions of Sections 18(a)(2), 18(c) and 18(i) thereunder and pursuant to Sections 6(c) and 23(c) of the 1940 Act for an order granting certain exemptions from Rule 23c-3 thereunder and pursuant to Section 17(d) of the 1940 Act and Rule 17d-1 thereunder for an order permitting certain arrangements; and it is FURTHER RESOLVED, that any officer or trusteethe appropriate officers of the Fund, be, and each of them hereby is, are authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, including any amendments thereof, as he or she may deem necessary, appropriate or convenientor cause to be taken any and all such actions as may be necessary or desirable to carry out the intent and purpose of the foregoing resolutionresolutions, including the filing any further amendment to the Application for the order.of any authorizations, documents or approvals as required under the 1940 Act, and the taking of any and all such action shall constitute conclusive evidence of the authority of such officer(s).

Exhibit B – Page 1-1 VP/#73693270.1 Wellington Global Multi-Strategy Fund By: /s/ Molly K. Shannon Name: Molly K. Shannon Title: Sole Initial Trustee Aristotle Pacific Enhanced CLO Income Fund By: /s/ Benjamin J. Eirich Name: Benjamin J. Eirich Title: President The undersigned states that he has duly executed the attached application dated August 16, 2024November 14, 2025 for and on behalf of Wellington Management Company LLPAristotle Pacific Capital, LLC, in his capacity as an Authorized PersonCounsel of such entity and that all actions by the holders and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief. Dated: August 16, 2024 Dated: August 16, 2024 Wellington Management Company LLP By: /s/ Greg S. Konzal Name: Greg S. Konzal Title: Authorized Person EXHIBIT B Verifications of Wellington Global Multi-StrategyAristotle Pacific Enhanced CLO Income Fund and Wellington Management Company LLPAristotle Pacific Capital, LLC The undersigned states that shehe has duly executed the attached application dated August 16, 2024November 14, 2025 for and on behalf of Wellington Global Multi-Strategy Fund in herAristotle Pacific Enhanced CLO Income Fund in his capacity as the Sole Initial TrusteePresident of such entity and that all actions by the holders and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that shehe is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of herhis knowledge, information and belief. Aristotle Pacific Capital, LLC

Exhibit B – Page 2-1 VP/#73693270.1 By: /s/ Carl Gee Name: Carl Gee Title: Counsel

VP/#73693270.1 Exhibit C – Page 3-1 EXHIBIT C Marked copies of the Application showing changes from the final versions of the two applications identified as substantially identical under Rule 0-5(e)(3).

5 Table Insert Changes: 4 Table Delete 5 Add Intelligent Table Comparison: Active Table moves to 229 0 Summary report: Litera Compare for Word 11.12.0.83 Document comparison done on 11/13/2025 2:55:53 PM Table moves from 0 Delete Embedded Graphics (Visio, ChemDraw, Images etc.) 244 0 Original filename: 40-APP.A - Wellington Global Strategy Fund(73693270.1).docx Embedded Excel 0 Move From Format changes 5 0 Total Changes: Modified filename: 40-App Multi-Share Class - Aristotle Pacific Enhanced CLO Income Fund - 11.13.25 (corrected page count).docx 492 Move To Style name: WMB